Caliber Learning Network, Inc. Completes Closing of $15 Million in Series A Convertible Preferred Stock to Fleming Asset Management

Baltimore, MD, Oct. 27, 1999--Caliber Learning Network, Inc. (NASDAQ: CLBR) today announced it has reached an agreement to sell $15 million in Series A Convertible Preferred Stock to Fleming Asset Management. The net proceeds will be used to fund future development opportunities and general working capital purposes.

The funding, provided by several Fleming Asset Management funds, is in the form of a Series A Convertible Preferred Stock. The Series A is convertible into shares of Common Stock at a price of $5.50 per share.

Chris Nguyen, President and Chief Executive Officer of Caliber Learning Network, Inc., commented, "We are pleased that Fleming Asset Management has chosen to support Caliber's growth strategy to further develop its Internet distance learning business. This funding will allow Caliber to aggressively expand its sales and marketing plan and pursue its Internet initiatives with both corporate and education content providers."

Fleming, based in the United Kingdom, carries out the investment management activities of Robert Fleming Holdings Limited, a privately owned global merchant bank. Together with Jardine Fleming, a wholly owned subsidiary of Robert Fleming, and its joint venture with T. Rowe Price, Rowe-Price Fleming, Fleming Asset Management has over $113 billion under management and 18 offices throughout the world.

About Caliber

Caliber offers interactive distance learning services for corporations and universities, enabling them to create training and education programs delivered through the Internet to desktops within its network of authorized centers, at the workplace, and in the home. These services give working adults access to live expert instruction, real-time two-way interactivity with instructors, and the ability to collaborate with other course participants. Caliber Learning Network, Inc. (NASDAQ: CLBR) is an affiliate of Sylvan Learning Systems, Inc. (NASDAQ: SLVN).

This release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.